Exhibit 10.13

October 1, 2015

Mr. Bryan McLaren, CEO

Zoned Properties, Inc.

14300 N. Northsight Blvd #208

Scottsdale, AZ 85260

Dear Mr. McLaren:

Thank you for the opportunity to be of continuing service to you. This letter and the accompanying attachments outline the terms of our proposed engagement as we understand them, to be effective on October 1, 2015. Should these terms be acceptable, please indicate your agreement by signing in the space provided at the end of this letter and returning the original to us.

SCOPE OF ENGAGEMENT

We are being engaged to:

●	Provide outsourced/part-time chief financial officer/controller services for the company. Adam Wasserman will serve as your Chief Financial Officer.
●	Assist the Company and its management in dealing with auditing process and with the auditing firm including helping the Company prepare and finalize the audit in a timely and efficient manner.
●	Assemble your annual and quarterly financial statements, which include a balance sheet, statement of operations, statement of stockholders' equity, and a statement of cash flows and footnotes for specific periods in order to conform to generally accepting accounting principles accepting in the United States of America. Additional, we will assist management in the preparation of financial statements and work papers related to annual financial audits and quarterly SEC filings. SEC filings shall include quarterly 10-Q reports, financial portions of the 10-K report and, management's discussion and analysis.
●	Summarize such adjusting entries as management deems necessary to reflect non-monetary transactions (e.g., asset contribution, depreciation, capitalization of costs, loan amortization, intercompany transactions, etc.).
●	We will assist the Company in preparing other public filings required by the Company including 8-K filings and registration statements on Form S-1.
●	Assist you in communications with the Company's Board of Directors including participation at board meetings, and any other board issues
●	We will assist the Company in dealing with potential investors. We will be available to answer questions, provide analysis and appearance at any investor meetings.
●	We will continually train Company staff and will provide greater oversight and we will advise management about all financial issues related to being a public entity.
●	We do NOT render any tax advice nor prepare any tax returns; however we will interface on behalf of the company with whomever you engage to handle such matters.

FINANCIAL TERMS Corporate Office 431 Fairway Drive — Suite 200 Deerfield Beach, Florida 33441	www.cfooncall.com	954.616.5582 800.867.0078 954.337.2204	Main Toll Free Fax

Mr. Bryan McLaren October 1, 2015

Our fees for the above services will be billed at the flat rate of $10,000.00 per month which shall be payable as follows:

$4,500.00	Base Fee payable in cash per month
$2,000.00	per month payable in cash to be deferred and paid upon the earlier of 6 months or a capital raise (at such time base fee shall increase to $6,500.00 per month)
$3,500.00	per month to be payable quarterly in advance (minimum 1,250 shares per month). Said stock shall be valued at the lower of the share price from the most recent capital raise or 60% of the bid price of the Company's common stock at the last trading day of the previous quarter.

Upon the execution by all parties client shall issue to CFO Oncall, Inc. 19,600 shares of the Company's common shares (restricted) which shall represent 2,100 shares due through December 31, 2015 and 17,500 shares as a bonus that was determined by the client. In addition, at the Client's sole discretion, Client may elect to make additional stock grants as incentives to CFO Oncall, Inc.

Our Standard Engagement Terms are attached and incorporated herein by reference. Please review these terms carefully. Lack of payment may result in our termination of services until your account is fully paid.

We appreciate your trust and confidence in our professional services. If we can answer any questions regarding this engagement or our fees, or explain any of our other services, please do not hesitate to contact us.

If the foregoing is consistent with your intentions and understanding, please sign this letter in the space provided and return it to us.

Regards,

/s/ Adam Wasserman
Adam Wasserman
CFO Oncall, Inc.

I understand and agree with the provisions outlined above.

/s/ Bryan McLaren	10.26.15
Signature	Date

Print Name:	Bryan Mclaren

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Mr. Bryan McLaren October 1, 2015

STANDARD ENGAGEMENT TERMS

The following terms govern the engagement between the addressee of the accompanying engagement letter (You) and CFO Oncall, Inc. (CFO).

CONFIDENTIALITY

CFO treats all Client relationships as confidential and will not disclose your financial or tax information or any other proprietary information learned during the course of the engagement to anyone outside of CFO without your written permission except as required by law or regulation. Your permission may be granted by identifying the parties (e.g. financial advisor, attorney, banker, etc.) to whom disclosure is permitted below, or by other written correspondence. CFO further agrees to bind its employees and subcontractors to the terms and conditions of this Agreement.

CLIENT PROVIDED INFORMATION

You represent that all information provided to CFO is accurate and complete to the best of your knowledge. Further, if these services involve tax return preparation, you represent that unless CFO is otherwise advised in writing or acts as your business manager, you possess the required supporting documentation for such tax deductions as travel, entertainment, business gifts, charitable contributions, automobile usage, etc. CFO is not responsible for any additional tax, penalties or interest that might result from the lack of documentation for such deductions upon audit.

PROFESSIONAL JUDGMENT

CFO will use its professional judgment in applying tax, accounting, or other rules applicable to this engagement. Wherever there are conflicting, reasonable interpretations of the rules, we will advise you of the possible positions you might take and follow the position you request as long as it is consistent with applicable professional, statutory or regulatory standards. Should the positions taken result in additional taxes, penalties, fines, interest or any other damages, we assume no responsibility for such costs.

CHANCES OR MODIFICATIONS IN SCOPE OF ENGAGEMENT

Should the scope of the engagement change, CFO will prepare a Change Order letter outlining the necessary changes and the modification of fees. CFO will not proceed with the modified scope without your prior approval. Fee increases resulting from Change Orders will be billed at the standard hourly rate. They will be outside the "not to exceed" amount on page 2.

TERMINATION OF ENGAGEMENT

Unless otherwise stated in the accompanying engagement letter, this engagement may be terminated upon thirty (30) days written notice by either party; provided, however, that these Standard Engagement Terms shall survive the termination of this engagement.

WORKPAPER OWNERSHIP

All documents and work papers, including, but not limited to, data in electronic form, which emanate from the services performed by CFO remain the property of CFO. Upon termination of this engagement CFO will provide you with a complete copy for your records of all documents, and work papers prepared as part of this engagement. CFO retains its work papers at its discretion and does not retain superseded materials.

GOVERNING LAW

The terms of this Agreement shall be construed in accordance with the laws of the State of Florida (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgement in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Broward County in the State of Florida. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Broward County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida, has been brought in an inconvenient forum.

ORIGINAL CLIENT RECORDS

Unless otherwise noted in the accompanying engagement letter, you are responsible to retain original documents as may be necessary to justify reported revenues, expenses, etc. CFO may choose to retain selected copies of documents in its work papers.

LIMITATIONS ON SCOPE OF ENGAGEMENT AND VERIFICATION OF INFORMATION

Unless otherwise stated in the accompanying engagement letter, CFO will not audit or otherwise verify the information provided by you or third parties. This engagement cannot be relied upon to disclose errors and irregularities, including fraud or misappropriation of assets that may exist. However, CFO will inform you of irregularities that come to its attention, unless they are inconsequential.

INDEMNIFICATION FOR MANAGEMENT MISREPRESENTATION

If we incur legal fees as a result of our reliance on any knowingly false representation by you, you agree to reimburse us for all of our legal fees and related costs of defense.

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